AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

AMENDMENT NUMBER 1, dated as of July 1, 2001 ("Amendment No. 1"), to the Asset Purchase Agreement, made as of April 20, 2001 (the "Purchase Agreement"), by and between CORRFLEX GRAPHICS, LLC, a North Carolina limited liability company ("Buyer") and CHESAPEAKE DISPLAY AND PACKAGING COMPANY, an Iowa corporation ("Seller").

RECITALS

WHEREAS, Buyer and Seller are parties to the Purchase Agreement, pursuant to which Seller has agreed to sell the Assets and assign the Contracts and Assumed Liabilities to Buyer, and Buyer has agreed to purchase the Assets and accept assignment of the Contracts and Assumed Liabilities from Seller, all on the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, Buyer and Seller have agreed to amend the Purchase Agreement, effective as of the date hereof, as set forth herein.

NOW, THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. Definitions and Exhibits. (a) Section 1.36 of the Purchase Agreement is hereby amended to change "$40.0 million" to "$36.5 million".

(b) Article I of the Purchase Agreement is hereby amended to add the following definition thereto:

"Section 1.52A. Performance Note. "Performance Note" shall mean the term note, and associated security documents, guarantees and other documentation, to be executed by Buyer in favor of Seller in payment of $33.0 million of the Initial Purchase Price, having the terms set forth on Exhibit 1.52A, and otherwise in form and substance as shall be agreed to by Buyer and Seller prior to the Closing Date."

(c) Exhibit 1.52A as attached to this Amendment No. 1 shall constitute Exhibit 1.52A to the Purchase Agreement.

(d) Except as otherwise defined herein, all defined terms used in this Amendment No. 1 shall have the meanings given in the Purchase Agreement.

2. Payment of the Initial Purchase Price. Section 2.2 of the Purchase Agreement is hereby amended to read as follows:

"In consideration of Seller's sale, transfer, assignment, conveyance and delivery of the Assets, Contracts and Assumed Liabilities, Buyer shall, at the Closing, pay the Initial Purchase Price to Seller as follows: (a) by delivery of the Performance Note, and (b) by wire transfer of immediately available funds in an amount equal to $3.5 million."

3. Working Capital Adjustment. Section 2.3(d) of the Purchase Agreement is hereby amended to read as follows:

"(d) To the extent that the Final Statement of Adjusted Working Capital shows that Final Adjusted Working Capital is equal to or greater than $22.0 million, then there shall be no adjustment in the purchase price, and the Final Purchase Price shall equal the Initial Purchase Price. To the extent that the Final Statement of Adjusted Working Capital shows that Final Adjusted Working Capital is less than $22.0 million, then Seller shall pay such difference to Buyer in immediately available funds within two (2) Business Days of Seller's delivery of such Final Statement of Adjusted Working Capital, and the Final Purchase Price shall equal the Initial Purchase Price minus the amount of such difference. Any payment made by Seller to Buyer pursuant to this Section 2.3(d) shall be accompanied by accrued interest thereon from the Closing Date to the date of payment at the prevailing prime rate as announced by SunTrust Bank in Richmond, Virginia, from time to time."

4. Satisfaction of Conditions to Closing. (a) The parties acknowledge that the conditions to Closing set forth in Sections 6.5 and 7.5 of the Purchase Agreement have been satisfied by virtue of the early termination of the HSR Act waiting period on June 18, 2001.

(b) Buyer acknowledges and agrees that it has completed the environmental due diligence contemplated in Section 5.9 of the Purchase Agreement, and that it has not and will not assert the existence of an Environmental Condition pursuant to such Section.

5. Buyer's Financing. Section 5.12 of the Purchase Agreement is hereby amended to read as follows:

"Buyer is a party to a financing commitment to be confirmed in a certain letter agreement to be dated as of July 2, 2001, between Buyer and Bank of America (the "Financing Proposal"), a true and complete copy of which will be delivered by Buyer to Seller. Buyer will pay on or before July 3, 2001, any required fees and deposits required to be paid prior to the Closing Date to the prospective lender pursuant to the Financing Proposal. Buyer shall use its good faith commercially reasonable efforts to (i) ensure that it complies with all covenants and satisfies all conditions applicable to Buyer in the Financing Proposal to permit the consummation of the transactions contemplated herein, and (ii) obtain, pursuant to the Financing Proposal or otherwise, the ability to borrow on the Closing Date such amount as is necessary to permit Buyer to pay the cash portion of the Initial Purchase Price at Closing. Buyer shall notify Seller within three (3) Business Days of any adverse development affecting its ability to obtain financing pursuant to the Financing Proposal."

6. Seller's Deliveries at Closing. Section 6.8 of the Purchase Agreement is hereby amended to delete the "and" before clause (ix) thereof, and to add the following to the end of such Section: "; and (x) to the extent execution thereof by Seller is required, the Performance Note and associated documentation."

7. Buyer's Deliveries at Closing. Section 7.7 of the Purchase Agreement is hereby amended to (a) add the phrase "the cash portion of" to the beginning of clause (i) thereof, and (b) delete the "and" before clause (viii) thereof, and to add the following at the end of such Section: "; and (ix) the Performance Note, including the associated security documents, guarantees and other documentation referred to therein, including mortgages, UCC financing statements and other documentation reasonably required for the perfection of the security interests contemplated therein in favor of Seller."

8. Severance and Shut Down Costs. Section 8.10 of the Purchase Agreement is hereby amended to read in its entirety as follows:

"Section 8.10. Severance and Shut-Down Costs. As soon as practicable after January 31, 2003, Buyer and Seller shall determine the aggregate amount of (a) severance pay and other benefits paid by Buyer to Continuing Employees terminated on or before January 31, 2003, (b) lease termination and other shut-down expenses related to any or all of Buyer's operations, excluding only Bostic Packaging, actually incurred by Buyer on or before January 31, 2003, and (c) Seller's severance, lease termination and other shut-down expenses actually incurred by Seller on or before January 31, 2003, associated with operations of the U.S. Display Business and initiated in connection with the sale of assets of the U.S. Display business to the Buyer ("Severance and Shut Down Costs"). In the event that Seller's Severance and Shut Down Costs are less than $2.25 million, Seller will reimburse Buyer for Buyer's Severance and Shut Down Costs up to an amount equal to such difference. The parties agree to use their good faith commercially reasonable efforts to mitigate their respective Severance and Shut Down Costs.

9. Termination. Section 9.1 of the Purchase Agreement is hereby amended to change each reference to "June 29, 2001" to instead read "July 20, 2001."

10. Certain Buyer Consents. Prior to the execution hereof, Buyer has delivered to Seller copies of letters from Allied Capital Corporation and Core Capital Partners, LP, specifically consenting and agreeing to the transactions contemplated herein.

11. Miscellaneous. Except as specifically amended by this Amendment No. 1, the Purchase Agreement remains in full force and effect in accordance with its terms. This Amendment No. 1 constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be executed in its name by a duly authorized officer as of the day and year first above written.

CORRFLEX GRAPHICS, LLC

By:	/s/ L. Kerry Vickar
Its:	Chairman and CEO

By:	/s/ Bryan L. Smith
Its:	President

CHESAPEAKE DISPLAY AND PACKAGING
COMPANY
By:	/s/ J.P. Causey Jr.
Its:	Secretary